Exhibit 99.1

                       ADDVANTAGE TECHNOLOGIES GROUP, INC.
    ANNOUNCES RESTRUCTURING AND REDEMPTION OF CONVERTIBLE PREFERRED SHARES

     Broken Arrow, Oklahoma, September 30, 2004--ADDvantage Technologies Group, Inc. (AMEX:AEY) announced today that it would redeem all of the outstanding shares of its Series A 5% Cumulative Convertible Preferred Stock at its aggregate stated value of $8,000,000. The Company will finance the redemption with a new credit agreement from its bank which includes a Revolving Credit Commitment in the amount of $7,000,000 and a Term Loan Commitment in the amount of $8,000,000. The proceeds of the Term Loan will be used to redeem the Series A Preferred Stock. All of the outstanding shares of Series A Preferred Stock are held beneficially by David Chymiak, Chairman of the Board and of the Company, and Kenneth Chymiak, President and Chief Executive Officer of the Company.

    Ken Chymiak, President and CEO of ADDvantage, said "Management and the independent directors have determined that it would be advantageous for the Company to redeem the outstanding shares of the Series A Preferred because the dividends payable on the Series A Preferred Stock are not deductible for federal and state income tax purposes and because the potential convertibility features of the Series A Preferred Stock could be creating a market overhang of common stock which could be restricting the desirability of the Company's common stock as an investment by institutional and personal investors, thereby adversely affecting the public market price of such shares. By redeeming this stock, the Company has eliminated the potential ownership dilution to the public shareholders that could have occurred upon conversion of the preferred stock."

ADDVANTAGE TECHNOLOGIES GROUP, INC. (AMEX: AEY), through its subsidiaries, TULSAT,Lee Enterprise, NCS Industries, ComTech Services, TULSAT-Texas, and TULSAT-Atlanta distribute new and refurbished cable television ("CATV") equipment, and operate repair centers at each location. Tulsat is a Value Added Reseller (VAR) and a Master Distributor for Scientific-Atlanta legacy products and is a distributor for most of their other products. NCS is a VAR for Motorola broadband and transmission products and national distributor for PROMAX test equipment. The Company is also a distributor for other companies such as Blonder-Tongue, Standard Electronics, Videotek, Quintech Electronics, and Corning Gilbert, among others. In addition to selling new, excess and refurbished cable television equipment throughout North America and other regions, they operate repair centers specializing in many different Original Equipment Manufacturer (OEM) products. Tulsat is also a Third Party Authorized Repair Center for select Scientific-Atlanta products and ComTech Services is an authorized Alpha warranty repair center. For more information, please visit the corporate web site at www.addvantagetech.com or contact the Company directly at 918-251-9121.


The information in this announcement may include forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements. These statements are subject to risks and uncertainties which could cause actual results and developments to differ materially from these statements. A complete discussion of these risks and uncertainties is contained in the Company's reports and documents filed from time to time with the Securities and Exchange Commission.


Contact:   ADDvantage Technologies Group, Inc. Broken Arrow
           Ken Chymiak       (9l8) 25l-2887
           David Chymiak     (9l8) 25l-2887
           Dee Cooper        (9l8) 25l-9l2l